UNITED STATES
SECURITES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  10/22/2004

Flextronics International Ltd.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-23354

Not Applicable
(State or Other Jurisdiction Of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

One Marina Bouldevard, #28-00
Singapore, 018989
(Address of Principal Executive Offices, Including Zip Code)

(65) 6890 7188
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 3.02.    Unregistered Sales of Equity Securities

On October 22, 2004, Flextronics International Ltd. (referred to in this Report as the "Company," "we," or "our") entered into an agreement to issue ordinary shares having an aggregate value of approximately $33 million (subject to adjustment) in consideration for the acquisition by merger of all of the outstanding shares of a privately-held company that provides multimedia applications, software and services. The ordinary shares will be valued at the average of the closing price of our ordinary shares on the NASDAQ National Market for the twenty trading-day period ending five days before the closing date. A portion of the shares issuable in the merger will be held back to secure certain indemnification obligations, and the total number of shares issuable at closing is subject to adjustment based on certain conditions. In addition, shares having an aggregate value of up to $5 million may be issued after closing if certain post-closing performance objectives are satisfied. The closing of the transaction will be subject to compliance with the terms of the purchase agreement, which includes conditions to closing and restrictive covenants. We anticipate that the shares will be issued in reliance on the exemption from registration contained in Section 3(a)(10) of the Securities Act of 1933, as amended. To enable the Company to rely on this exemption, the Company anticipates that a fairness hearing will be held pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended, with respect to our ordinary shares to be issued in this merger.

On September 1, 2004, the Company issued 2,807,188 ordinary shares as a portion of the consideration for and in connection with the acquisition by merger of Northfield Acquisition Co. d/b/a Sheldahl, a provider of flexible interconnect products and electronic materials. The ordinary shares were issued in reliance on the exemption from registration provided by Section 4(2) under the Securities Act of 1933.

On August 26, 2004, the Company entered into an agreement to issue ordinary shares having an aggregate value of approximately $32 million as a portion of the consideration in connection with the purchase of all of the outstanding shares of a privately-held company that provides communications software and services. The ordinary shares will be valued at the average of the trading price of the ordinary shares on the NASDAQ National Market for the twenty trading-day period ending five days before the closing date. A portion of the shares issuable in the acquisition will be held back to secure certain indemnification obligations, and the total number of shares issuable at closing is subject to adjustment based on certain conditions. The closing of the transaction will be subject to compliance with the terms of the purchase agreement, which includes conditions to closing and restrictive covenants. We anticipate that the ordinary shares will be issued in reliance on the exemption from registration provided by Section 4(2) under the Securities Act of 1933.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Flextronics International Ltd.

Date: October 28, 2004.	By:	/s/ Robert R.B. Dykes
Robert R.B. Dykes
President, Systems Group and Chief Financial Officer